Exhibit 5.2

LIONEL SAWYER & COLLINS

ATTORNEYS AT LAW

SAMUEL S. LIONEL	MARK LEMMONS	1700 BANK OF AMERICA PLAZA	JANET SUE BESSEMER	SUSAN L. MYERS
GRANT SAWYER	PAUL E. LARSEN		DOREEN SPEARS HARTWELL	BRIAN S. PICK
(1918-1996)	ALLEN J. WILT	300 SOUTH FOURTH STREET	LAURA K. GRANIER	JENNIFER L. BRASTER
	LYNN S. FULSTONE		MAXIMILIANO D. COUVILLIER III	LUCAS J. TUCKER
JON R. COLLINS	RORY J. REID	LAS VEGAS, NEVADA 89101	MICHAEL D. KNOX	CHRISTOPHER WALTHER
(1923-1987)	DAN C. McGUIRE		ERIN FLYNN	TARA H. LORD
	JOHN E. DAWSON	(702) 383-8888	JENNIFER ROBERTS	JULIANA M. ANDERSON
RICHARD H. BRYAN	FRED D. “PETE” GIBSON, III		MEREDITH L. STOW	KEVIN J. HEJMANOWSKI
JEFFREY P. ZUCKER	CHARLES H. McCREA JR.		DOUGLAS A. CANNON	KETAN D. BHIRUD
PAUL R. HEJMANOWSKI	GREGORY E. SMITH		RICHARD T. CUNNINGHAM	LAUREN D. CALVERT-ARNOLD
ROBERT D. FAISS	MALANI L. KOTCHKA	FAX (702) 383-8845	MATTHEW R. POLICASTRO	ROBERT W. HERNQUIST
DAVID N. FREDERICK	LESLIE BRYAN HART		ADAM D. SMITH	CHRISTIAN HALE
RICHARD W. HORTON	CRAIG E. ETEM	lsc@lionelsawyer.com	TREVOR HAYES	TIMOTHY R. MULLINER
DAN C. BOWEN	TODD E. KENNEDY		JENNIFER J. DiMARZIO	COURTNEY L. MILLER
RODNEY M. JEAN	MATTHEW E. WATSON	www.lionelsawyer.com	PEARL L.GALLAGHER	MOHAMED A. IQBAL, JR.
HARVEY WHITTEMORE	SHAWN M. ELICEGUI		CHRISTINE D. SMITH	BRIAN H. SCHUSTERMAN†
TODD TOUTON	G. LANCE COBURN
CAM FERENBACH	JOHN M. NAYLOR	March 14, 2008	OF COUNSEL
LYNDA S. MABRY	WILLIAM J. McKEAN		RICHARD J. MORGAN*
MARK H. GOLDSTEIN	ELIZABETH BRICKFIELD		ELLEN WHITTEMORE
KIRBY J. SMITH	GREGORY R. GEMIGNANI		BRIAN HARRIS
COLLEEN A. DOLAN	LINDA M. BULLEN		LAURA J. THALACKER
JENNIFER A. SMITH	BRENT HEBERLEE		NOEL WATERS
GARY W. DUHON			CHRISTOPHER MATHEWS
DAN R. REASER
*ADMITTED IN CA ONLY
†ADMITTED IN NY ONLY

WRITER’S DIRECT DIAL NUMBER
(702) 702-383-8837
MGOLDSTEIN@LIONELSAWYER.COM

Capmark Financial Group Inc.
411 Borel Avenue, Suite 320

San Mateo, California 94402

Re:  Capmark Financial Group Inc.  Registration Statement On Form S-4 our file 18663-04.

Ladies and Gentlemen:

We have acted as special Nevada counsel to Capmark Financial Group Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) relating to the exchange of up to $830,000,000 principal amount of the Company’s Floating Rate Senior Notes due 2010, $1,200,000,000 principal amount of its 5.875% Senior Notes due 2012 and $500,000,000 principal amount of its 6.300% Senior Notes due 2017 (“Exchange Notes”), for any and all of its outstanding Floating Rate Senior Notes due 2010, 5.875% Senior Notes due 2012 and 6.300% Senior Notes due 2017, respectively (the “Private Placement Notes”).

On May 10, 2007, the Company issued the Private Placement Notes in a private offering.  In connection with the private offering, Capmark Financial Group Inc. and the guarantors of the Private Placement Notes who were listed on Schedule I (the “Guarantors”) entered into a registration rights agreement (“Registration Rights Agreement”) with the Purchasers of the Private Placement Notes.

RENO OFFICE: 1100 BANK OF AMERICA PLAZA, 50 WEST LIBERTY STREET • RENO, NEVADA 89501 • (775) 788-8666 • FAX (775) 788-8682

CARSON CITY OFFICE: 410 SOUTH CARSON STREET • CARSON CITY, NEVADA 89701 • (775) 851-2115 • FAX (775) 841-2119

WASHINGTON, DC OFFICE: 101 CONSTITUTION AVENUE NW, SUITE 800 • WASHINGTON, DC 20001 • (202) 742-4264 • FAX (202) 742-4265

Capmark Financial Group Inc.
March 14, 2008

Capitalized terms used herein and not defined have the meanings set forth in the Registration Rights Agreement.  The Private Placement Notes and the Exchange Notes are governed by Indentures, all dated as of May 10, 2007 (the “Indentures”), among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee.

We have examined originals or copies of each of the documents listed below:

1.  The Registration Statement.

2.  A specimen copy of the form of Exchange Notes to be issued pursuant to the Indentures in the form attached to the Indentures.

3.  The Indentures.

4.  The Registration Rights Agreement.

5.  The Articles of Incorporation (“Articles”) of the Company with amendments thereto, as certified by the Secretary of State of the State of Nevada on March 11, 2008.

6.  Amended And Restated By-Laws (“By-Laws”) of the Company, certified by an Assistant Secretary of the Company.

7.  Certificate of good standing of the Company from the Secretary of State of the State of Nevada dated March 7, 2008.

8.  Resolutions of the Board of Directors of the Company certified on May 10, 2007 by Thomas L. Fairfield the Secretary of the Company (“Resolutions”).

9. Certificate of the Secretary of the Company dated May 10, 2007.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us.  We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

We assume that the Company does not engage in the following businesses in the State of Nevada: Gaming Business, Liquor Business, an Institution regulated pursuant to Title 54 or Title 55 of the NRS, Public Utility, Insurance Business or Cemetery Business.

Capmark Financial Group Inc.
March 14, 2008

We assume the Bylaws and the Resolutions remain unmodified since the date of the certificate referred to above and in full force and effect on the date hereof.  We assume the officers listed on the Incumbency Certificate are the officers of the Company.

Based upon the foregoing and subject to the following it is our opinion that:

1.  The Company is a corporation validly existing and in good standing under the laws of the State of Nevada.

2.  The Indentures were duly authorized by all necessary corporate action of the Company and were duly executed and delivered by the Company.

3.  The form of Exchange Note of the Company included in the Indentures was duly authorized by all necessary corporate action of the Company.

4.  No consent, approval, authorization or order of, or filing with, any governmental agency or body of the State of  Nevada is required for the issuance of the Exchange Notes by the Company.

5.  The execution, delivery and performance of the Indentures and the execution, delivery and performance of the Exchange Notes do not and will not result in a breach or violation of any of the terms and provisions of  any Nevada statute, rule, regulation or order of any governmental agency or body or court in Nevada having jurisdiction over the Company or any of its  properties, or the Articles or By-Laws of the Company, except that it is understood that no opinion is given in this paragraph with respect to any state securities law or any rule or regulation issued pursuant to any state securities law.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

We express no opinion concerning any securities law or rule.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is intended solely for use in connection with the registration and offering of the Exchange Notes as described in the Registration Statement; provided, however, we hereby

Capmark Financial Group Inc.
March 14, 2008

consent to the reliance upon this opinion by Simpson Thacher & Bartlett LLP, in connection with its opinions related to the Exchange Notes and the related guarantees.

Very truly yours,

/s/ Lionel Sawyer & Collins

LIONEL SAWYER & COLLINS